BBX Capital Real Estate, a subsidiary of BBX Capital, Inc.,

Announces the Sale of Altis Miramar and Altra Miramar

FORT LAUDERDALE, Florida – August 2, 2022 -- BBX Capital Real Estate, a wholly-owned subsidiary of BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB),  today announced that its Altis Miramar East/West joint venture had completed the sale of Altis Miramar, a 320-unit multifamily apartment community located in Miramar, Florida, and Altra Miramar, a 330-unit multifamily apartment community adjacent to Altis Miramar. In connection with the closing of the transaction, BBX Capital Real Estate received a net cash distribution of approximately $16.4 million from the joint venture.

The Altis Miramar East/West joint venture was sponsored and formed by The Altman Companies in 2019 to develop Altis Miramar and Altra Miramar. Construction of the communities commenced in 2019 and was substantially completed in 2022. As of March 31, 2022, the carrying amount of BBX Capital Real Estate’s investment in the joint venture was $2.9 million.

About BBX Capital Real Estate: BBX Capital Real Estate, a principal holding of BBX Capital, Inc., is engaged in the acquisition, development, construction, ownership, financing, and management of real estate and investments in real estate joint ventures, including investments in multifamily rental apartment communities, single-family master-planned for sale housing communities, and commercial properties located primarily in Florida. In addition, BBX Capital Real Estate currently owns a 50% equity interest in The Altman Companies, a developer and manager of multifamily rental apartment communities, and anticipates acquiring an additional 40% of The Altman Companies in 2023. BBX Capital Real Estate also manages the legacy assets acquired in connection with the company’s sale of BankAtlantic in 2012, including portfolios of loans receivable, real estate properties, and judgments against past borrowers. BBX Capital Real Estate also recently expanded its operating platform to include BBX Logistics Properties, which is currently pursuing investment opportunities in the development of warehouse and logistics facilities. For more information, please visit www.BBXCapitalRealEstate.com.

About The Altman Companies: The Altman Companies, a joint venture between BBX Capital Real Estate and Joel Altman, is engaged in the development, construction, and management of multifamily apartment communities. Since 1968, The Altman Companies and its predecessors have developed, constructed, and managed over 26,000 multifamily units through the United States, including communities in Florida, Michigan, Illinois, Tennessee, Georgia, Texas, and North Carolina. For more information, please visit www.altmancos.com.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

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